EXHIBIT 10.1

EMPLOYMENT AGREEMENT
BETWEEN
JAKKS PACIFIC, INC.
AND
BRENT T. NOVAK

EMPLOYMENT AGREEMENT (the “Agreement”), effective April 1, 2018, by and between Brent T. Novak (“Executive”) and JAKKS Pacific, Inc., a Delaware corporation (“JAKKS” or the “Company”).

W I T N E S S E T H:

WHEREAS, Executive and the Company desire to enter into this Agreement to provide for Executive’s employment by the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Offices and Duties.

(a) The Company hereby employs Executive to serve as the Company’s Executive Vice President and Chief Financial Officer. As such, Executive shall have principal responsibility and authority (subject to the provisions of Section 1(e)) to administer all financial and accounting functions for the Company and its subsidiaries, including without limitation with respect to:

(i) financial recordkeeping and reporting;
(ii) interfacing with the Company’s independent auditors;
(iii) preparation and interpretation of budgets, projections and other financial analyses;
(iv) tax reporting and compliance;
(v) cash management; and
(vi) reporting to and advising the Company’s board of directors (the “Board”) and executive management on financial, accounting, tax and compensation matters.

(b) Within the scope of such functions and duties, Executive shall perform such administrative and supervisory services on behalf of the Company as the Board or a Superior Officer (as hereinafter defined) may from time to time reasonably direct. The Board or a Superior Officer may appoint or designate Executive to serve in such other corporate offices of the Company or a subsidiary as they may from time to time deem necessary, proper or advisable; provided that, without his consent (which shall not be unreasonably withheld), Executive shall not be required to occupy or serve in any office which (i) is not reasonably related to his functions and duties as Chief Financial Officer and (ii) involves other substantial duties or liabilities.

(c) It is anticipated that the date of commencement of Executive’s employment under this Agreement (the “Commencement Date”) will be April 1, 2018.

(d) Executive shall devote substantially all of his business time and attention to the business and affairs of the Company. During the period of his employment, Executive will not engage in any other employment, occupation, consulting or other business activity and will not engage in any other activities that conflict with Executive’s obligations to the Company.

(e) Executive shall at all times be subject to the direction and control of the Board and Superior Officers and observe and comply with such rules, regulations, policies and practices as the Board or a Superior Officer may from time to time establish. The term “Superior Officer" means the Company’s Chairman, Chief Executive Officer and President.

(f) Subject to the terms set forth in this Agreement, Executive’s employment by the Company is for no specified period and constitutes at-will employment. Executive may resign at any time, for any reason or for no reason, and the Company may terminate Executive’s employment relationship at any time, with or without cause, and with or without notice.

(g) Executive’s employment is subject to the Company’s Employee Handbook and compliance with the Company’s World Wide Code of Business Conduct and Ethics. As a condition of Executive’s employment, Executive will execute and comply with the Company’s Creative Efforts, Confidential Information Invention Assignment Agreement, a copy of which has been provided to Executive.

(h) Executive hereby accepts such employment and agrees that throughout the Term he shall faithfully, diligently and to the best of his ability, in furtherance of the business of the Company, perform the duties assigned to him or incidental to the offices assumed by him pursuant to this Section.

2. Compensation.

(a) Base Salary. As compensation for his services hereunder, the Company shall pay to Executive a base salary at the annual rate of $505,000.00 (the “Base Salary”.) The Base Salary shall be paid to Executive in substantially equal installments in accordance with the Company’s payroll practices, subject to any required tax withholding.

(b) Grant of Restricted Stock Units. As additional compensation to Executive, effective upon the Commencement Date the Company shall grant Executive the Restricted Stock Units described in this paragraph 2(b) pursuant to the Company’s 2002 Stock Award and Incentive Plan.

(i) Each Restricted Stock Unit is the equivalent of one share of the Company’s common stock, par value $0.01 per share (each a “Share”). Each grant will be issued subject to the Restricted Stock Award agreement in the form annexed hereto as Exhibit “A”.

(ii) $750,000 of Restricted Stock Units will be granted on the Commencement Date and on each of the second and third anniversaries thereof. The number of Shares in each annual grant of Restricted Stock Units will be determined by the closing Share price on the last trading day prior to the Commencement Date and the last trading day prior to each of the second and third anniversaries thereof. Vesting of the Restricted Stock Units will be determined as follows:

(A) RSU’s subject to Performance Based Vesting: $300,000 of each annual grant of Restricted Stock Units will be subject to three year “cliff vesting” (i.e. vesting is based upon performance at the close of the three year performance period), with vesting of each annual grant of Restricted Stock Units determined by the following performance measures (for abundance of clarity, the three-year performance periods commence on (i) January 1, 2018 for the initial performance grant, (ii) January 1, 2019 for second performance grant and (iii) January 1, 2020 for the third performance grant):

(1) Total shareholder return as compared to the Russell 2000 Index (weighted 50%);
(2) Net revenue growth as compared to the Company’s peer group (weighted 25%), and
(3) EBITDA growth as compared to the Company’s peer group (weighted 25%).

(B) RSU’s subject to Time Vesting: $450,000 of each annual grant of Restricted Stock Units will vest in 3 equal annual installments commencing on the first anniversary of the Commencement Date and on the second and third anniversaries thereafter.

(iii) Except as specifically stated otherwise in this Agreement, vesting of the Restricted Stock Units is also subject to Executive’s continued employment by the Company.

(c) Annual Performance Bonus. In addition to the Base Salary and Restricted Stock Units, Executive shall be eligible to receive as compensation for performance, a performance-based bonus award equal to up to 125% of Executive’s Base Salary for the 2018-2020 fiscal years (hereafter, such bonus is referred to as an “Annual Performance Bonus”), as further provided below in this Section. The Annual Performance Bonus shall be determined by the same performance criteria as established by the Compensation Committee of the Board for the applicable fiscal year for the Company’s Chairman/CEO and its Chief Operating Officer each year pursuant to their respective employment agreements, and shall be payable in cash and Restricted Stock Units in the same proportions and calculated in the same manner as provided for the Company’s Chief Operating Officer under such officer’s employment agreement, or if no such employment agreement is in effect, then as provided for in the employment agreement with the Company’s Chairman/CEO, except that the portion payable in Restricted Stock would be payable to Executive in Restricted Stock Units.

(d) Discretionary Bonus or Other Additional Compensation. The Board or Compensation Committee of the Board may, from time to time, award such other bonus or other compensation to Executive, in cash, shares of stock, options to acquire shares of stock or other equity-based awards, as the Board or the Compensation Committee may determine in its sole discretion to be appropriate based on business criteria established or determined by the Board or Compensation Committee, including economic and business conditions affecting the Company and Executive’s personal performance.

(e) Adjustments for Subsequent Financial Statement Changes. To the extent permitted under applicable law without the imposition of excise taxes, if following the issuance of any shares of stock or other securities, including pursuant to the Plan on account of any cash or other bonus, an adjustment is subsequently made to the financial statement or statements of the Company that would have changed the satisfaction of any condition for the determination of a bonus payment made to Executive or the issuance or vesting of any shares of stock or other securities of the Company or payment of the cash portion of any bonus, the Compensation Committee shall determine in its reasonable discretion whether any modification or adjustment is required to said bonus payment previously made, or in the vesting of the shares of stock or other securities so affected, and the Company shall promptly give written notice to Executive of any change proposed to be made, setting forth in reasonable detail therein the amount of and basis for such change, and if such shares of stock or other securities has been sold, whether Executive should be required to pay to the Company the net proceeds received by Executive from the sale of such shares of stock or other securities. If such change approved by the Compensation Committee involves an increase to a bonus payment, the Company shall pay such increase to Executive concurrently with the delivery of such notice; and if such change approved by the Compensation Committee involves a decrease to any such bonus payment, Executive shall repay the amount of such decrease to the Company promptly, and in any event within sixty (60) days after receipt of such notice. In addition, and notwithstanding any provision in this Agreement to the contrary, payment and issuance of the cash, stock and any other bonuses received by Executive under this Agreement, and any other payments and benefits which Executive receives pursuant to a Company plan or other arrangement, subject to compliance with all applicable laws, shall be subject to refund and return to the extent necessary to comply with the requirements of the 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act or any rule or regulation of the United States Securities and Exchange Commission. The provisions of this paragraph shall survive termination of this Agreement.

(f) Minimum Stock Ownership Requirements. As further consideration for the Company’s agreement to award the Restricted Stock Units and provide Executive the opportunity to earn the Annual Performance Bonus, Executive agrees that he shall during the Term not sell or otherwise transfer shares of Common Stock issued to him pursuant to this Agreement (the “Award Shares”) if the Value (determined in the manner set forth below in this paragraph) of all of the shares of Common Stock owned by Executive and any other trust or other entity over which Executive exercises control (including, but not limited to, the Award Shares) is less than two (2) times his Base Salary. The “Value” of the Common Stock at any time shall be calculated as (x) the number of all shares of Common Stock held by Executive at such time, multiplied by (y) a price per share of Common Stock, determined on the most recent date that Executive’s Base Salary increased, calculated as the weighted average of the closing price (giving effect to changes in the number of shares of Common Stock outstanding on such dates) of the Common Stock on the last trading day of each financial quarter in the immediately prior fiscal year of the Company, which Value shall remain the reference Value until the next increase in Executive’s Base Salary. In calculating the Value of the Award Shares, unvested Restricted Stock Units and unexercised options, if any, shall not be included in the Value.

(g) Payment of Withholding Tax. Executive may request that he be permitted to sell or otherwise dispose of Award Shares issued to him to the Company (including but not limited to by reducing the number of Restricted Stock Units that vest) for the purpose of satisfying any withholding or other tax incurred by Executive as a result of the issuance of Award Shares (“Withholding Tax”), and the Compensation Committee shall determine in its discretion whether the Company will purchase or accept such shares. If and to the extent that the Company declines such request, and requires that the Withholding Tax be paid in cash, then Executive may sell, free of the restrictions in Section 3(f) above, that number of Award Shares equal to the Withholding Tax not satisfied through the sale or disposition of Award Shares pursuant to the first sentence of this paragraph, determined as of the date that Executive’s right to such Award Shares is included in Executive’s income for income tax purposes.

3. Benefits.

(a) Insurance and Other Employee Benefit Plans. In addition to Executive’s Base Salary and other compensation provided herein, Executive shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any major medical, hospitalization, dental and disability insurance pension, retirement, insurance, medical service or other employee benefit plan generally available to the executive officers of the Company, and to receive any other benefits or perquisites generally available to the executive officers of the Company pursuant to any employment policy or practice, which may be in effect from time to time during the Term of this Agreement. Current benefit plans, all of which are subject to change or termination by the Company, in which Executive shall be eligible to participate are:

Blue Shield Medical PPO or HMO – Eligible to participate the first of the month upon completing 30 days of employment;

Aetna Dental PPO or DMO – Eligible to participate the first of the month upon completing 30 days of employment;

VSP Vision – Eligible to participate the first of the month upon completing 30 days of employment;

Aetna Life Insurance - Eligible to participate the first of the month upon completing 30 days of employment;

Discovery Flexible Spending Medical and Dependent Care Account – Eligible to participate the first of the month upon completing 30 days of employment;

Lincoln Long Term Disability – Eligible to participate the first of the month upon completing 30 days of employment;

Lincoln Employee Assistance Program – Eligible to participate the first of the month upon completing 30 days of employment;

Execu Care - Eligible to participate the first of the month upon completing 30 days of employment;

401(k) plan – Eligible to participate as of the first month following 90 days of employment.

Except as otherwise expressly provided in this Agreement, the Company shall be under no obligation hereunder to institute or to continue any such employee benefit plan or employment policy or practice.

(b) No Compensation for Serving in Other Offices. During the Term, Executive shall not be entitled to additional compensation for serving in any office of the Company (or any subsidiary or affiliate thereof) to which he is elected or appointed.

(c) Expense Reimbursement. The Company shall pay directly, or advance funds to Executive or reimburse Executive for, all expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of the Company, upon the submission to the Company of itemized expense reports, receipts or vouchers in accordance with its then customary policies and practices.

(d) Automobile Allowance. The Company shall provide to Executive an automobile allowance of $1,000.00 per month, less applicable tax withholding, payable semi-monthly, in lieu of mileage reimbursement.

(e) Location. Except for routine travel and temporary accommodations reasonably required to perform his services hereunder, Executive shall not be required to perform his services hereunder at any location other than the principal executive office of the Company, which office shall be located at its location on the date hereof, or, if relocated, at a location within a distance of fifty (50) miles from its location on the date hereof, or at such other office or site to which Executive may, in his sole discretion, consent; nor shall he be required to relocate his principal residence to, or otherwise to reside at, any location specified by the Company.

(f) Office. During the Term, the Company shall provide Executive with suitable office space, furnishings and equipment, secretarial and clerical services commensurate with his position.

(g) Vacation. Executive shall be entitled to four (4) weeks paid vacation during each year of his employment hereunder, such vacation to be taken at such time or times as shall be agreed upon by Executive and the Company. Vacation time shall be cumulative from year to year, subject to an accrual cap as provided for in the Employee Manual as modified from time to time in the discretion of the Company.

4. Change of Control. If within twelve (12) months following a Change of Control (such term is defined in the `Annex attached hereto as Exhibit “B”) Executive’s employment is terminated without Cause (such term is defined in Exhibit B) or by Executive for Good Reason (as defined in Exhibit B), Executive will be entitled to receive the following severance benefit: an amount equal to Executive’s base monthly salary in effect on the termination date multiplied by twenty-four (24), and all Restricted Stock Units issued to Executive that have not yet fully vested prior to the date of termination of Executive’s employment shall immediately vest. Executive shall also be entitled to receive (i) any Base Salary amounts accrued and unpaid to and including the termination date, (ii) any Bonus amounts earned by Executive in respect of any completed fiscal year that remain unpaid, (iii) any expense reimbursement due to him pursuant to Section 3 in respect of his employment prior to the termination date and (iv) continuation of Company-paid health care benefits for Executive and family for a period of twenty-four (24) months.

5. Termination without Cause or for Good Reason. If prior to the third anniversary of the Commencement Date, Executive’s employment is terminated by the Company without Cause (such term is used with the same meaning provided in Exhibit B) or Executive terminates his employment with Good Reason (such term is used with the same meaning as provided in Exhibit B), Executive shall be entitled to receive (i) any Base Salary amounts accrued and unpaid to and including the termination date, (ii) any Bonus amounts earned by Executive in respect of any completed fiscal year that remain unpaid, (iii) any expense reimbursement due to him pursuant to Section 3 in respect of his employment prior to the termination date, and (iv) a lump sum cash payment equal the lower of (i) two (2) times Executive’s annual Base Salary in effect on the termination date and (ii) an amount equal to the product of (A) Executive’s monthly Base Salary in effect on the termination date, and (B) the number of full calendar months after the termination date through the third anniversary of the Commencement Date; and all Restricted Stock Units issued to Executive that have not yet fully vested prior to the date of termination of Executive’s employment shall immediately vest. Executive will also be entitled to the continuation of Company-paid health care benefits for a period equal to the lower of (i) twenty-four (24) months and (ii) the number of full calendar months after the termination date through the third anniversary of the Commencement Date.

6. Compliance with Code Section 409A.

(a) Unless otherwise expressly provided in this Agreement, any payment of compensation by the Company to Executive, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2½ months) after the end of the later of the calendar year or the Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of Code Section 409A (“Code Section 409A”)). Such amounts shall not be subject to the requirements of subsection (b) below applicable to “nonqualified deferred compensation.”

(b) All payments of “nonqualified deferred compensation” (within the meaning of Code Section 409A) are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Code Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A and Executive shall have no discretion with respect to the timing of payments except as permitted under Code Section 409A. In the event that Executive is determined to be a “Specified Employee” (as defined in and determined in accordance with Code Section 409A) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable by reason of “Separation from Service” (as defined in Code Section 409A) shall be paid no earlier than (i) the first day of the seventh (7th) calendar month commencing after such termination of employment, or (ii) Executive’s death, consistent with and to the extent necessary to meet the requirements of Code Section 409A without the imposition of excise taxes. Any payment delayed by reason of the prior sentence shall be paid in a single lump sum on the earliest date permitted under Code Section 409A in order to catch up to the original payment schedule, with interest on such delayed amount equal to the short-term federal rate applicable under Section 7872(f) (2) (A) of the Code for the month in which occurs Executive’s Separation from Service. Thereafter, Executive shall receive any remaining benefits as if there had not been an earlier delay.

(c) In respect of all payments of “nonqualified deferred compensation” (within the meaning of Code Section 409A), for purposes of this Agreement, termination of employment shall be deemed to occur only upon “Separation from Service” as such term is defined in Code Section 409A. Each payment and each installment of any bonus or severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Code Section 409A. Subsection (b) above shall not apply to that portion of any amounts payable upon termination of employment which shall qualify as “involuntary severance” under Code Section 409A because such amount (i) does not exceed the lesser of (1) two hundred percent (200%) of Executive’s annualized compensation from the Company for the calendar year immediately preceding the calendar year during which the termination of employment occurs, or (2) two hundred percent (200%) of the annual limitation amount under Section 401(a)(17) of the Code (the maximum amount of compensation that may be taken into account for purposes of a tax-qualified retirement plan) for the calendar year during which termination of employment occurs, and (ii) is paid no later than the end of the second (2nd) calendar year commencing after termination of employment.

(d) All benefit plans, programs and policies sponsored by the Company are intended to comply with all requirements of Code Section 409A or to be structured so as to be exempt from the application of Code Section 409A. All expense reimbursement or in-kind benefits subject to Code Section 409A which are provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which Executive incurs such expenses, and Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

7. Notices. Any notice or demand required or permitted to be given or made hereunder to or upon either party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telegram, telecopy, telex, e-mail or similar electronic means, provided that a written copy thereof is sent on the same day by postage-paid first-class mail, to such party at the following address:

to Executive at the address on file with the Company; or

to the Company at:
2951 28th Street
Santa Monica, California 90405
Attn: Chief Executive Officer

or such other address as either party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this Section. The date of giving or making of any such notice or demand shall be, in the case of clause (a) (i), the date of the receipt; in the case of clause (a) (ii), five business days after such notice or demand is sent; and, in the case of clause (b), the business day next following the date such notice or demand is sent.

8. Amendment. Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto.

9. Waiver. No course of dealing or omission or delay on the part of either party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

10. Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of California without regard to principles of choice of law or conflict of laws.

11. Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the jurisdiction of the courts of the State of California and the United States District Court for the Central District of California in connection with any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in the County of Los Angeles, State of California, or such District, and agrees that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided by clause (a) (ii) of Section 7 of this Agreement.

12. Remedies. In the event of any actual or prospective breach or default by either party hereto, the other party shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance. All remedies hereunder are cumulative and not exclusive, and nothing herein shall be deemed to prohibit or limit either party from pursuing any other remedy or relief available at law or in equity for such actual or prospective breach or default, including the recovery of damages.

13. Severability. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

15. Assignment. This Agreement, and each right, interest and obligation hereunder, may not be assigned by either party hereto without the prior written consent of the other party hereto, and any purported assignment without such consent shall be void and without effect, except that this Agreement shall be assigned to, and assumed by, any Person with or into which the Company merges or consolidates, or which acquires all or substantially all of its assets, or which otherwise succeeds to and continues the Company’s business substantially as an entirety. Except as otherwise expressly provided herein or required by law, Executive shall not have any power of anticipation, assignment or alienation of any payments required to be made to him hereunder, and no other Person may acquire any right or interest in any thereof by reason of any purported sale, assignment or other disposition thereof, whether voluntary or involuntary, any claim in a bankruptcy or other insolvency Proceeding against Executive, or any other ruling, judgment, order, writ or decree.

16. Survival. The provisions of this Agreement which by their terms are or become effective following termination of this Agreement shall survive the termination of this Agreement. -p forma

17. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any Person not a party hereto.

18. Titles and Captions. The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.

19. Grammatical Conventions. Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

20. References. The terms “herein,” “hereto,” “hereof,” “hereby,” and “hereunder,” and other terms of similar import, refer to this Agreement as a whole, and not to any Article, Section or other part hereof.

21. No Presumptions. Each party hereto acknowledges that it has had an opportunity to consult with counsel and has participated in the preparation of this Agreement. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that the other party hereto drafted or controlled the drafting of this Agreement.

22. Certain Definitions. As used herein:

(a) “Person” includes without limitation a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, government or governmental authority, agency or instrumentality, or any group of the foregoing acting in concert.

23. A “Proceeding” is any suit, action, arbitration, audit, investigation or other proceeding before or by any court, magistrate, arbitration panel or other tribunal, or any governmental agency, authority or instrumentality of competent jurisdiction.

24. Indemnification.

(a) During the period of Executive’s employment and throughout the 10-year period following the its termination, the Company shall indemnify Executive, and hold him harmless from, any loss, damages, liability, obligation or expense that he may suffer or incur in connection with any claim made or Proceeding commenced during such period relating to his service as a director, officer, employee or agent of the Company (or any subsidiary thereof) to the same extent and in same manner as the Company shall be obligated so to indemnify Executive immediately prior to the date of termination; provided that, if during such 10-year period the Company adopts or assumes any indemnification policy or practice with respect to its directors, officers, employees or agents that is more favorable than that in effect on the date of termination, Executive shall be entitled to such more favorable indemnification.

25. During the period of Executive’s employment and throughout the 10-year period following the termination date, the Company shall maintain for the benefit of Executive directors’ and officers’ liability insurance (on a “claims made” basis) providing coverage at least as favorable to Executive (including with respect to limits of liability, exclusions, and deductible and retention amounts) as that in effect on the termination date.

26. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, commitment or arrangement relating hereto.

BALANCE OF THIS PAGE DELIBERATELY LEFT BLANK

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year written below.

EXECUTIVE:	THE COMPANY:
JAKKS PACIFIC, INC.

By:
Brent T. Novak
Name: Stephen Berman
Title: Chairman & CEO

Date: February ___, 2018	Date: February ___, 2018

EXHIBIT A

JAKKS PACIFIC, INC.
AWARD AGREEMENT

RESTRICTED STOCK UNITS

UNDER THE 2002 STOCK AWARD AND INCENTIVE PLAN

THIS AGREEMENT FOR AWARD OF RESTRICTED STOCK UNITS (this “Agreement”), dated as of _________________, 2018, is between JAKKS Pacific, Inc., a Delaware corporation (the “Company”), and the individual identified on the signature page hereof (the “Participant”).

BACKGROUND

A. The Participant is currently an employee of the Company or one of its Subsidiaries.

B. The Company desires to (i) provide the Participant with an incentive to remain in the employ of the Company or one of its Subsidiaries, and (ii) increase the Participant’s interest in the success of the Company by granting Restricted Stock Units described in Section 2(a) below (the “Restricted Stock Units”) to the Participant.

C. The grant of the Restricted Stock Units is (i) made pursuant to the Company’s 2002 Stock Award and Incentive Plan, as amended (the “Plan”), (ii) made subject to the terms and conditions of this Agreement, and (iii) not employment compensation nor an employment right and is made in the discretion of the Company’s Compensation Committee.

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

1. Definitions; Incorporation of Plan Terms. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan. This Agreement and the Restricted Stock Units shall be subject to the Plan. The terms of the Plan are incorporated into this Agreement by reference. If there is a conflict or an inconsistency between the Plan and this Agreement, the Plan shall govern. The Participant hereby acknowledges receipt of a copy of the Plan.

2. Grant of Restricted Stock Units.

(a) Subject to the provisions of this Agreement and pursuant to the provisions of the Plan, the Company hereby grants to the Participant the number of Restricted Stock Units specified on the signature page of this Agreement. The Company shall credit to a bookkeeping account (the “Account”) maintained by the Company, or a third party on behalf of the Company, for the Participant’s benefit the Restricted Stock Units, each of which shall be deemed to be the equivalent of one share of the Company’s common stock, par value $.0.01 per share (each, a “Share”).

(b) During the period a Restricted Stock Unit is not vested, Participant shall not be entitled to receive dividends and/or other distributions declared on such Restricted Stock Unit and Participant shall not be entitled to vote such Restricted Stock Unit.  However, if and whenever any dividends or other distributions are declared on the Shares, on the date such dividend or other distribution is paid, the Company will credit to the Account a number of additional Restricted Stock Units equal to the result of dividing (i) the product of the total number of vested Restricted Stock Units credited to the Account on the record date for such dividend or other distributions (other than previously settled or forfeited Restricted Stock Units) times the per Share amount of such dividend or other distribution, by (ii) the Fair Market Value of one Share on the record date for such dividend or other distribution. The additional Restricted Stock Units shall be vested to the same extent as the Restricted Stock Units that resulted in the crediting of such additional Restricted Stock Units.

(c) If and whenever there occurs a forward split of Shares, then a number of additional Restricted Units shall be credited to the Account as of the payment date for such dividend or distribution or forward split equal to (i) the total number of Restricted Stock Units credited to the Account on the record date for such dividend or distribution or split (other than previously settled or forfeited Restricted Stock Units), multiplied by (ii) the number of additional Shares actually issued in such split in respect of each outstanding Share. The additional Restricted Stock Units shall be or become vested to the same extent as the Restricted Stock Units that resulted in the crediting of such additional Restricted Stock Units.

3. Terms and Conditions. All of the Restricted Stock Units shall initially be unvested.

(a) Vesting.  Vesting of the Restricted Stock Units shall be determined as provided in Annex A annexed hereto.  Any Restricted Stock Units that fail to vest because (i) the employment condition set forth in Section 3(c) is not satisfied or (ii) the performance metrics described in Annex A are not met, shall be forfeited.

(b) Restrictions on Transfer. Until the applicable vesting date, no transfer of the Restricted Stock Units or any of the Participant’s rights with respect to the Restricted Stock Units, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Unless the Company’s Compensation Committee determines otherwise, upon any attempt to transfer any Restricted Stock Units or any rights in respect of the Restricted Stock Units before the applicable vesting date, such unit shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company without consideration of any kind.

(c) Forfeiture. Upon termination of the Participant’s employment with the Company or a Subsidiary for any reason, the Participant shall forfeit any and all Restricted Stock Units which have not vested as of the date of such termination and such units shall revert to the Company without consideration of any kind.

(d) Settlement. Restricted Stock Units not previously forfeited shall be settled by delivery of one share of common stock for each Restricted Stock Unit being settled.

4. Taxes.

(a) Section 4(b) below applies only to (a) all Participants who are U.S. employees, and (b) to those Participants who are employed by a Subsidiary of the Company that is obligated under applicable local law to withhold taxes with respect to the settlement of the Restricted Stock Units.

(b)  Upon settlement of a Restricted Stock Unit the Company shall calculate the tax withholding requirements applicable to the Restricted Stock Units being settled and deliver a net number of Shares with such calculation to be made as follows: Participant’s taxable income arising from the settlement of the Restricted Stock Units shall be determined by multiplying the number of Restricted Stock Units being settled by the closing price of the Shares on the trading day preceding the date of settlement.  The Company shall then calculate the amount of taxes Participant is liable to pay based upon such taxable income, withhold an amount of Shares equal to the value of the amount of such taxes (based upon the closing price of the Shares), and deliver the net amount of Shares to Participant.  In order to avoid double counting, the amount of tax withholding shall be excluded from the amount determined to be taxable income.  In the event the tax obligation is triggered earlier than upon settlement (e.g. the vesting date), the calculations described above shall be made as of such earlier date upon which the tax liability is triggered and then the amount of net Shares deliverable to Participant noted in the Account and delivered upon settlement.  Nothing herein shall be deemed to restrict Participant from making any lawful elections under the Internal Revenue Code in effect at the time of such election (the “Code”) with respect to the Restricted Stock Unit and the underlying Shares.

(c) The Participant acknowledges that the tax laws and regulations applicable to the Restricted Stock Units and the disposition of the shares following the settlement of Restricted Stock Units are complex and subject to change.

5. Securities Laws Requirements. The Company shall not be obligated to transfer any Shares following the settlement of Restricted Stock Units to the Participant free of a restrictive legend if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended (the “Securities Act”) (or any other federal or state statutes having similar requirements as may be in effect at that time).

6. Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act for such period as the Company or its underwriters may request (such period not to exceed 180 days following the date of the applicable offering), the Participant shall not, directly or indirectly, sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any of the Restricted Stock Units granted under this Agreement or any shares resulting the settlement thereof without the prior written consent of the Company or its underwriters.

7. Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Stock Units by any holder thereof in violation of the provisions of this Agreement or the Certificate of Incorporation or the Bylaws of the Company or the Plan, will be valid, and the Company will not transfer any shares resulting from the settlement of Restricted Stock Units on its books nor will any of such shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with such provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce such provisions.

8.  Restrictive Covenants.  In consideration of the Restricted Stock Units granted to Participant pursuant to the Plan and to induce the Company to grant Participant such Restricted Stock Units, Participant hereby agrees as follows:

(a)  Definitions.           As used in this Section 8, the following terms shall have the meanings ascribed to them in this subsection:

“Business” shall mean the business of designing, developing, marketing, selling and/or distributing toys and games in all media, children’s furniture and accessories, costumes and accessories, pet products, and other leisure, entertainment, and children’s products and accessories and such other commercial activities engaged in  by the Company.

“Competitive Company” shall mean any person, corporation, association, joint venture, partnership, or other business entity that engages in any part of the Business in competition with the Company.

“Restrictive Period” shall mean a period of one year following Participant’s voluntary termination of employment with the Company or the termination of Participant’s employment with the Company for cause.

“cause” shall mean when Participant has (i) committed fraud against, or embezzled or misappropriated funds or other assets of, the Company (or any subsidiary thereof); (ii) violated, or caused the Company (or any subsidiary thereof) or any officer, employee or other agent thereof, or any other Person to violate, any material law, rule, regulation or ordinance, or any material written policy, rule or directive of the Company or the Board; (iii) willfully, or because of gross or persistent inaction, (a) failed properly to perform his/her duties to the Company or (b) acted in a manner detrimental to, or adverse to the interests of, the Company; or (iv) violated his/her employment agreement with the Company, if any, or failed to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by Participant according to his/her terms of employment (including the terms of the Employee Handbook); and that, in the case of any violation or failure referred to in clause (ii), (iii) or (iv), such violation or failure has caused, or is reasonably likely to cause, the Company to suffer or incur a substantial casualty, loss, penalty, expense or other liability or cost.

“Company” means the Company and any subsidiary of the Company.

(b) Acknowledgements. Participant acknowledges that by reason of Participant’s position with the Company Participant is and will be acquainted with confidential and/or proprietary information including but not limited to information relating to customer files and special customer information, vendor sources and information, license terms and conditions, product lines, intellectual property (including, but not limited to, patents, trademarks and copyrights), financings, mergers, acquisitions, selective personnel information and confidential processes, designs, ideas, plans, devices and materials, and other similar matters and trade secrets, considered by the Company to be confidential or proprietary and treated by the Company as confidential (the "Confidential Information") and that use of the Confidential Information might seriously damage the Company in the operation of the Business.

(c) Nondisclosure.           Participant agrees not to at any time divulge, furnish, or make accessible to any third person, company or other organization or entity (other than in the regular course of the Company's Business) any Confidential Information, without the prior written consent of the Company; provided, however, that such covenant will not apply to any Confidential Information that can be demonstrated by documentary evidence was known by Participant prior to the Company's disclosure thereof to Participant, or that is at the time of its disclosure to Participant or becomes through no fault of Participant in violation of Participant’s obligations to the Company generally available to the public, or that is independently developed and supplied to Participant by a source other than the Company prior to Participant’s relationship with Company.

(d) Covenant Not to Solicit Employees.  Participant hereby agrees that during the continuation of Participant’s employment with the Company and during the Restrictive Period, Participant will not, directly or indirectly, solicit or attempt in any manner to persuade or influence any person who shall at the time have been within the prior twelve (12) months an employee of the Company, with, or above, the title of “Director” or “Manager”, to leave the employment of the Company.

(e) Covenant Not to Solicit Customers.  Participant hereby agrees that during the continuation of Participant’s employment with the Company, Participant will not, directly or indirectly solicit or attempt in any manner to persuade or influence any customer of the Company to divert its business from the Company to any Competitive Company.

(f) Covenant Not to Solicit Licensors, etc.  Participant hereby agrees that during the continuation of Participant’s employment with the Company, Participant will not, directly or indirectly, solicit for any other business or person other than the Company any licensor, vendor, supplier, strategic marketing partner, joint venturer or other party engaged in a business relationship with Company, or attempt in any manner to persuade any licensor, vendor, supplier, strategic marketing partner, joint venturer or other party engaged in a business relationship with Company to cease doing business or to reduce the amount of business with the Company which any such licensor, vendor, supplier, strategic marketing partner, joint venturer or other party engaged in a business relationship with the Company has customarily done or then contemplates doing with the Company.
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(g) Enforcement.  Participant hereby agrees that in the event of any breach or threatened breach by Participant of any of the foregoing covenants, the Company, in addition to any other rights and remedies it may have, will be entitled to an injunction restraining such breach or threatened breach, and Participant hereby agrees to stipulate that a breach by Participant would cause irreparable damage to the Company and that its remedies at law would be inadequate. Participant further agrees that the existence of any claim or cause of action on the part of Participant against the Company shall not constitute a defense to the enforcement of these provisions and that the terms of the foregoing covenants, including without limitation the Restrictive Period, are reasonable in all respects and necessary for the protection of the Company.  If any court of competent jurisdiction will finally adjudicate that any of the covenants are too broad as to area, activity or time covered, Participant agrees that such area, activity or time covered may be reduced to whatever extent such court deems enforceable and the covenants and the remedy of injunctive relief may be enforced as to such reduced area, activity or time.

(h) Construction with other Agreements.  To the extent Participant has entered into an employment agreement or other agreement with the Company which contains restrictive covenants, the restrictive covenants contained herein and therein shall not be deemed to supersede the restrictive covenants herein or therein, and Participant shall be bound by the most restrictive provisions of this Agreement and such other agreement.

9. Survival of Terms. This Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

10. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or sent by certified or registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to the Participant’s attention at the mailing address set forth at the foot of this Agreement (or to such other address as the Participant shall have specified to the Company in writing) and, if to the Company, to the Company’s office at 2951 28th Street, Santa Monica CA 90405, Attention: Chief Financial Officer (or to such other address as the Company shall have specified to the Participant in writing). All such notices shall be conclusively deemed to be received and shall be effective, if sent by hand delivery, upon receipt, or if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

11. Waiver. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

12. Authority of the Administrator. The Plan Administrator, which is the Company’s Compensation Committee, shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.

13. Representations. The Participant has reviewed with his own tax advisors the applicable tax (U.S., foreign, state, and local) consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that he (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

14. Investment Representation. Participant represents and warrants that he is acquiring the Restricted Stock Units and the underlying Shares for investment purposes only, and not with a view to distribution thereof.  Employee is aware that neither the Restricted Stock Units nor the underlying Shares will be registered under the federal or any state securities laws and that, in addition to the other restrictions on the Restricted Stock Units and underlying Shares, the Restricted Stock Units and underlying Shares will not be able to be transferred unless an exemption from registration is available or the Restricted Stock Units and/or underlying Shares becomes registered.  By making this award of Restricted Stock Units, the Company is not undertaking any obligation to register the Restricted Stock Units and underlying Shares under any federal or state securities laws.  The Participant further represents and warrants to the Company that the Participant, by reason of the Participant’s business or financial experience (or the business or financial experience of the Participant’s professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly), has the capacity to protect the Participant’s own interests in connection with the transactions contemplated under this Agreement.

15. Entire Agreement; Governing Law. This Agreement and the Plan and the other related agreements expressly referred to herein set forth the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, USA.

16. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

17. Amendments; Construction. The Plan administrator may amend the terms of this Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Participant hereunder without his or her consent. To the extent the terms of Section 4 above conflict with any prior agreement between the parties related to such subject matter, the terms of Section 4 shall supersede such conflicting terms and control. Headings to Sections of this Agreement are intended for convenience of reference only, are not part of this Restricted Stock Units and shall have no effect on the interpretation hereof.

18. Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understand the terms and provision thereof, and accepts the shares of Restricted Stock Units subject to all the terms and conditions of the Plan and this Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Agreement.

19. Miscellaneous.

(a) No Rights to Grants or Continued Employment. The Participant acknowledges that the award granted under this Agreement is not employment compensation nor is it an employment right, and is being granted at the sole discretion of the Company’s Compensation Committee. The Participant shall not have any claim or right to receive grants of Awards under the Plan. Neither the Plan or this Agreement, nor any action taken or omitted to be taken hereunder or thereunder, shall be deemed to create or confer on the Participant any right to be retained as an employee of the Company or any Subsidiary or other Affiliate thereof, or to interfere with or to limit in any way the right of the Company or any Affiliate or Subsidiary thereof to terminate the employment of the Participant at any time.

(b) No Restriction on Right of Company to Effect Corporate Changes. Neither the Plan nor this Agreement shall affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred, or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the assets or business of the Company, or any other corporate act or proceeding, whether of a similar character or otherwise.

(c) Assignment. The Company shall have the right to assign any of its rights and to delegate any of its duties under this Agreement to any of its Affiliates.

20. Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that the Participant undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto. In addition, if a Participant is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of the Participant’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of the Participant’s death (the “Delay Period”). Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

THIS AGREEMENT SHALL BE NULL AND VOID AND UNENFORCEABLE BY THE PARTICIPANT UNLESS SIGNED AND DELIVERED TO THE COMPANY NOT LATER THAN THIRTY (30) DAYS SUBSEQUENT TO THE DATE OF GRANT SET FORTH BELOW.

BY SIGNING THIS AGREEMENT, THE PARTICIPANT IS HEREBY CONSENTING TO THE PROCESSING AND TRANSFER OF THE PARTICIPANT’S PERSONAL DATA BY THE COMPANY TO THE EXTENT NECESSARY TO ADMINISTER AND PROCESS THE AWARDS GRANTED UNDER THIS AGREEMENT.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Participant has executed this Agreement, both as of the day and year first above written.

JAKKS PACIFIC, INC.	PARTICIPANT

By: ____________________________________	________________________________________
Name: Brent T. Novak
Name: ________________________________	Address:	________________________
Title: ________________________________		________________________

Date of Grant: __________, 2018

Number of Restricted Stock Units: ________

ANNEX A
TO
JAKKS PACIFIC, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE 2002 STOCK AWARD AND INCENTIVE PLAN

This Annex A to the Agreement for Award of Restricted Stock Units (the “Agreement”) between JAKKS Pacific, Inc. (the “Company”) and the individual identified as the Participant on the signature page of the Agreement sets forth the requirements for vesting of the Restricted Stock Units awarded under the Agreement.  Capitalized terms not otherwise defined in this Annex “A” are used below with the meanings ascribed thereto in the Agreement.

A.	TIME VESTED RESTRICTED STOCK UNITS

_______________ of the Restricted Stock Units (such number of Restricted Stock Units is referred to as the “Time Vested Restricted Stock Units”) will vest as follows: One-third (⅓ of the Time Vested Restricted Stock Units (rounded up to the nearest whole number) shall vest on the first anniversary of the date of this Agreement and on each of the next two (2) successive anniversaries thereof unless previously vested or forfeited in accordance with the Plan or this Agreement (the “Normal Vesting Schedule”). Any Time Vested Restricted Stock Units that fail to vest because the employment condition set forth in Section 3(c) of the Agreement is not satisfied shall be forfeited.

B.	PERFORMANCE VESTED RESTRICTED STOCK UNITS

_______________ of the Restricted Stock Units (such number of Restricted Stock Units is referred to as the “Performance Vested Restricted Stock Units”) will vest according to the Performance Measures set forth below (the “Performance Measures”.)  Such Performance Measures will be used to determine vesting of the Performance Vested Restricted Stock Units awarded to Participant. Any Performance Vested Restricted Stock Units that fail to vest because the employment condition set forth in Section 3(c) is not satisfied shall be forfeited.

1)	Definitions.

a)    “Closing Share Value” means in the case of the Company, the closing price of a share of the Company’s Common Stock, and in the case of the Russel 2000 Index, the price reported as the closing price of the companies in the Russel 2000 Index, in both cases, on the last trading day of a Restricted Stock Performance Period.

b)    “EBITDA” means the earnings before interest, taxes, depreciation and amortization of a company (subject to adjustment for certain non-cash income and expense items) for the Restricted Stock Unit Restricted Period calculated in accordance with the company’s audited financial statements as publicly filed by such company.

c)    “Index” means the stock market index known as the Russel 2000 Index, or if the Russel 2000 Index ceases to be published, then such other stock market index (such as, but not limited to, the S&P Small Cap 600 Index) that the Compensation Committee determines, with the advice of its independent compensation consultant, and after receiving input from the Executive, should be used as the Index for determining the Restricted Stock Unit Performance Measures.
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d)    “Issuance Date” means the date of the award of the Restricted Stock Units under the Agreement.

e)      “Net Revenue Growth” means the increase of net revenue of a company during the Restricted Stock Unit Restricted Period calculated in accordance with such company’s audited financial statements as publicly filed by such company.

f)    “Opening Share Value” means in the case of the Company, the closing price of a share of the Company’s Common Stock, and in the case of the Russel 2000 Index, the price reported as the closing price of the companies in the Russel 2000 Index, in both cases, on the first trading day of a Restricted Stock Unit Performance Period.

g)    “Peer Group Companies” means those public companies whose shares of stock are traded on a recognized securities exchange that the Compensation Committee, with the advice of its independent compensation consultant, chooses to comprise the group of companies used as a basis for comparison of the Company’s Net Revenue Growth and EBITDA Growth in each Restricted Stock Unit Performance Period, which group of companies is consistent with the peer group used in the compensation of executive officers and may change from time to time at the discretion of the Compensation Committee.

h)    “Restricted Stock Unit Performance Measures” means the TSR Metric, Net Revenue Growth Metric and EBITDA Metric as each such term is defined Section 2 of this Annex “A”.

i)    “Restricted Stock Unit Performance Period” means the three (3) year period commencing on its Issuance Date and ending on December 31 of the third calendar year following such Issuance Date.

j)    “TSR” means the total shareholder return calculated by dividing (i) the Closing Share Value plus any dividends paid by (ii) the Opening Share Value.  The TSR of the Company and the Peer Group Companies shall be adjusted to give appropriate effects to any stock splits, reverse stock splits and similar transactions, as determined by the Compensation Committee.

2)
Vesting of the Performance Vested Restricted Stock Units during each Restricted Stock Unit Performance Period shall be determined by three performance metrics: TSR for the Company as compared to TSR for the Index during the Restricted Stock Unit Performance Period (the “TSR Metric”); the percentile performance of the Company relative to the Peer Group Companies measured by the Net Revenue Growth of the Company as compared to Net Revenue Growth of the Peer Group Companies during the Restricted Stock Unit Performance Period (the “Net Revenue Growth Metric”); and the percentile performance of the Company relative to the Peer Group Companies measured by the EBITDA Growth of the Company as compared to EBITDA Growth of the Peer Group Companies during the Restricted Stock Unit Performance Period (the “EBITDA Growth Metric”.)

a)    The Performance Vested Restricted Stock Units shall be divided into the following three Tranches:  one Tranche shall be equal to fifty percent (50%) of the Performance Vested Restricted Stock Units, and vesting of such Tranche shall be determined by the TSR Metric (the “TSR Tranche”); one Tranche shall be equal to twenty-five percent (25%) of the Annual Restricted Shares Grant, and vesting of such Tranche shall be determined by the Net Revenue Growth Metric (the “Net Revenue Tranche”), and the third Tranche shall be equal to twenty-five percent (25%) of the Performance Vested Restricted Stock Units, and vesting of such Tranche shall be determined by the EBITDA Growth Metric (the “EBITDA Tranche”.)

b)    The number of Performance Vested Restricted Stock Units in each Tranche that vest shall be determined based upon the portion of the Metric achieved (expressed as a percentage), up to 100% of the Metric.  For example, if during the Restricted Stock Unit Performance Period the TSR of the Company as compared to the TSR of the Index is 53% (i.e. the Company’s TSR is 53% of the Index’s TSR), the number of Performance Vested Restricted Stock Units that vest pursuant to the TSR Metric shall be the product of the number of Performance Vested Stock Units subject to the TSR Tranche and 53%.  Similarly, (i) if the Company’s Net Revenue Growth during the Restricted Stock Unit Restricted Period is 84% of the Net Revenue Growth for the Peer Group Companies over such period, the number of Performance Vested Restricted Stock Units that vest pursuant to the Net Revenue Growth Metric shall be the product of the number of Performance Vested Stock Units subject to the Net Revenue Tranche and 84% and (ii) if the Company’s EBITDA Growth during the Restricted Stock Unit Restricted Period is 110% of the EBITDA Growth for the Peer Group Companies over such period, the number of Performance Vested Restricted Stock Units that vest pursuant to the EBITDA Growth Metric shall be all of the Performance Vested Stock Units subject to the EBITDA Tranche.

c)    The calculations necessary to determine the Performance Measures shall be made by the Compensation Committee in its discretion, and will, absent manifest error, be conclusive and binding upon the Company and Executive.  The Performance Measures may all be adjusted in the sole discretion of the Compensation Committee to take account of extraordinary or special items, or as otherwise may be permitted by the Plan, and the Compensation Committee also reserves the right to modify the vesting targets and vesting percentages in the exercise of its negative discretion to take account of any extraordinary or special items, and business acquisitions occurring during the Performance Periods and the relevant fiscal years, or as otherwise determined by the Compensation Committee.

EXHIBIT B

ANNEX

1.            Definitions.

a.                For the purposes of the agreement to which this Annex is attached, the following terms are defined below:

i.            The “Act” is the Securities Exchange Act of 1934, as amended;

ii.            A “person” includes a “group” within the meaning of Section 13(d)(3) of the Act.

iii.            “Cause” means:

A.            the Executive is convicted of, or enters a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to, a felony offense and either Executive fails to perfect an appeal of such conviction prior to the expiration of the maximum period of time within which, under applicable law or rules of court, such appeal may be perfected or, if Executive does perfect such an appeal, his conviction of a felony offense is sustained on appeal; or

B.            the Board determines, after due inquiry, based on convincing evidence, that Executive has:

1.	committed fraud against, or embezzled or misappropriated funds or other assets of, the Company (or any subsidiary thereof);

2.
violated, or caused the Company (or any subsidiary thereof) or any officer, employee or other agent thereof, or any other Person to violate, any material law, rule, regulation or ordinance, or any material written policy, rule or directive of the Company or the Board;

3.	willfully, or because of gross or persistent inaction, (a) failed properly to perform his duties hereunder or (b) acted in a manner detrimental to, or adverse to the interests of, the Company; or

4.	violated, or failed to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by Executive hereunder;

in the case of any violation or failure referred to in clause (2), (3) or (4) of this paragraph (iii) (B), such violation or failure has caused, or is reasonably likely to cause, the Company to suffer or incur a substantial casualty, loss, penalty, expense or other liability or cost.

The Company may effect such termination as to the occurrence of any act or event described in clauses (1) to (4) of this paragraph (iii) (B) above (each, a “Cause” event) by giving Executive notice to such effect, setting forth in reasonable detail the factual basis for such termination, at least ten (10) days prior to the date of termination set forth therein; provided, however, that Executive may avoid such termination if Executive, prior to the date of termination set forth in such notice, cures to the reasonable satisfaction of the Board the factual basis for termination set forth therein or otherwise provides the Board with information reasonably sufficient for the Board to determine that the termination should not be effected.

In making any determination as to the occurrence of a Cause event, each of the following shall constitute convincing evidence of such occurrence:

1.
if Executive is made a party to, or target of, any proceeding arising under or relating to any Cause event, Executive failure to defend against such Proceeding or to answer any complaint filed against him therein, or to deny any claim, charge, averment or allegation thereof asserting or based upon the occurrence of a Cause event;

2.	any judgment, award, order, decree or other adjudication or ruling in any such Proceeding finding, or based upon the occurrence of a Cause event (that is not reversed or vacated on appeal); or

3.	any settlement or compromise of, or consent decree issued in, any such Proceeding in which Executive expressly admits the occurrence of a Cause event;

provided that none of the foregoing shall be dispositive or create an irrebuttable presumption of the occurrence of such Cause event; and provided further that the Board may rely on any other factor or event as convincing evidence of the occurrence of a Cause event.

b.
In determining and assessing the detrimental effect of any Cause event on the Company and whether such Cause event warrants the termination of Executive employment hereunder, the Board shall take the following factors, to the extent applicable and material, into account:

i.
whether the Board directed or authorized Executive to take, or to omit to take, any action involved in such Cause event, or approved, consented to or acquiesced in his taking or omitting to take such action;

ii.
any award of damages, penalty or other sanction, remedy or relief granted or imposed in any proceeding based upon or relating to such Cause event, and whether such sanction, remedy or relief is sufficient to recompense the Company or any other injured Person, or to prevent or to deter the recurrence of such Cause event;

iii.	whether any lesser sanction would be appropriate and effective; and

iv.	any adverse effect that the loss of Executive services would have, or be reasonably likely to have, upon the Company.

iv.             “Control” is used herein as defined in Rule 12b-2 under the Act.

v.            “Good Reason” means

i.                any material reduction in Executive’s base salary,

ii.                relocation of the Executive’s principal place of employment to a location more than thirty (30) miles from Executive’s principal place of employment immediately prior to any Change in Control, or

iii.                as a result of any action or failure to act by the Company, there is a material change in Executive’s title(s) or the nature or scope of the duties, obligations, rights or powers of Executive’s employment (each of the events specified in clauses (i), (ii) and (iii) above of this clause (v), is a “Good Reason” event).

Executive shall have the right to terminate his or her employment upon the occurrence of a Good Reason event provided that Executive must give notice to the Company of such termination, setting forth in reasonable detail the factual basis for such termination, no later than thirty (30) days after the occurrence of such Good Reason event, which notice shall specify an effective date of termination at least ten (10) days but in no event later than thirty (30) days after the date of such notice; provided, however, that the Company may avoid such termination if it, prior to the effective date of termination set forth in such notice, cures or explains to the reasonable satisfaction of Executive the factual basis for termination set forth therein at least ten (10) days but in no event later than thirty (30) days after receipt of the notice from Executive.

vi.            “Beneficially owns” and “acquisition” are used herein as defined in Rules 13d-3 and 13d-5, respectively, under the Act.

vii.            “Non-Affiliated Person” means any person, other than Executive, an employee stock ownership trust of the Company (or any trustee thereof for the benefit of such trust), or any person controlled by Executive, the Company or such a trust.

viii.            “Voting Securities” includes Common Stock and any other securities of the Company that ordinarily entitle the holders thereof to vote, together with the holders of Common Stock or as a separate class, with respect to matters submitted to a vote of the holders of Common Stock, but securities of the Company as to which the consent of the holders thereof is required by applicable law or the terms of such securities only with respect to certain specified transactions or other matters, or the holders of which are entitled to vote only upon the occurrence of certain specified events (such as default in the payment of a mandatory dividend on preferred stock or a scheduled installment of principal or interest of any debt security), shall not be Voting Securities.

ix.            “Right” means any option, warrant or other right to acquire any Voting Security (other than such a right of conversion or exchange included in a Voting Security).

x.            The “Code” is the Internal Revenue Code of 1986, as amended.

2.            Occurrence of a Change of Control.   A Change of Control occurs when:

a.                a Non-Affiliated Person acquires control of the Company;

b.                upon an acquisition of Voting Securities or Rights by a Non- Affiliated Person or any change in the number or voting power of outstanding Voting Securities, such Non-Affiliated Person beneficially owns Voting Securities or Rights entitling such person to cast a number of votes (determined in accordance with Section 16(g)) equal to or greater than 25% of the sum of (A) the number of votes that may be cast by all other holders of outstanding Voting Securities and (B) the number of votes that may be cast by such Non-Affiliated Person; or

c.                upon any change in the membership of the Company’s Board of Directors, a majority of the directors are persons who are not nominated or appointed by the Company’s Board of Directors as constituted prior to such change.